Exhibit 99

REX American Resources Reports Fiscal Second Quarter 2025 Net Income Per Share Attributable to REX Common Shareholders of $0.43

Company announces 2-for-1 stock split

▪	Generated $0.43 of net income per share in Fiscal Q2 ‘25
▪	Reported gross profit of $14.3 million for Fiscal Q2 ‘25
▪	Reported net sales and revenue of $158.6 million for Fiscal Q2 ‘25
▪	Reported consolidated ethanol sales volumes of 70.6 million gallons for Fiscal Q2 ‘25
▪	Ethanol expansion project moving forward with completion still expected in 2026

Dayton, OH - Wednesday, August 27, 2025 - REX American Resources Corporation (“REX” or the “Company”) (NYSE: REX), a leading ethanol production company, today announced financial and operational results for the Company’s fiscal second quarter 2025. The Company also announced a 2-for-1 stock split for shareholders of record as of September 8, 2025.

REX American Resources’ fiscal second quarter 2025 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated affiliates.

Second Quarter 2025 Results

REX reported Q2 ’25 net sales and revenue of $158.6 million, compared to Q2 ‘24 net sales and revenue of $148.2 million. The year-over-year net sales and revenue increase primarily reflects higher volumes, in spite of lower ethanol and dried distiller grain pricing in comparison to the same period in 2024. Second quarter 2025 gross profit for the Company was $14.3 million, compared with $19.8 million in Q2 ’24. The Company reported interest and other income of $3.1 million in Q2 ’25, compared to $4.4 million in Q2 ’24. This led to Q2 ‘25 income before income taxes and noncontrolling interests of $12.1 million, compared with $19.5 million in Q2 ’24.

Net income attributable to REX shareholders in Q2 ‘25 was $7.1 million, compared to $12.4 million in Q2 ’24. Second quarter ‘25 diluted net income per share attributable to REX common shareholders was $0.43, compared to $0.70 per share in Q2 ’24. Per share results for Q2 ’25 and Q2 ’24 are based on 16,505,000 and 17,671,000 diluted weighted average shares outstanding, respectively.

Update on One Earth Energy Ethanol Production Expansion and Carbon Capture Projects

REX has made progress on the expansion of ethanol production at the One Earth facility. The previously mentioned energy efficiency initiative has been completed. Project completion is still anticipated in 2026.

As previously discussed, REX substantially completed construction of the capture and compression portions of its One Earth carbon capture and sequestration project at the Company’s Gibson City, Illinois location during Fiscal Year 2024. Currently, the Environmental Protection Agency (EPA) Class VI injection well permitting process is ongoing. Final permitting decision for the sequestration portion of the project is expected to be completed in March 2026, moved forward from the previously expected timeline of April 2026, according to the published EPA timeline.

Capital expenditures at the end of the second quarter related to the One Earth carbon capture and sequestration project and related expansion of ethanol production capacity at the Gibson City location totaled $126.7 million. The Company’s combined budget for completion of the projects is $220-$230 million.

Stock Split

Today, the Company announced that its Board of Directors has declared a 2-for-1 split of its Common Stock to be effected as a 100 percent (100%) Common Stock dividend.

The dividend is payable September 15, 2025, to shareholders of record as of the close of business on September 8, 2025. Shareholders will receive one additional share of Common Stock for every share held on the record date. As a result of the stock split, REX American Resources’ outstanding shares of Common Stock will increase from 16,528,787 at present, to 33,057,574 shares.

Taking into effect the planned stock split, effective at the close of business on September 8, 2025, the number of shares of Common Stock previously authorized by the Board of Directors for repurchase will be increased by 100 percent (100%) to 2,357,186 shares.

Balance Sheet

As of July 31, 2025, REX had $310.5 million of cash, cash equivalents, and short-term investments available and no bank debt.

Management Commentary

“The second quarter continued REX’s excellent track record in delivering value to shareholders, and marked our 20th consecutive quarter of positive earnings,” said Zafar Rizvi, Chief Executive Officer of REX. “Our ethanol expansion project remains on schedule for completion in 2026, further positioning us to deliver sustained long-term shareholder value. As we look forward to the remainder of the year, we are confident in the market forces supporting our core ethanol business and remain committed to our focus on maintaining and expanding our value proposition for investors.  We are pleased with the extension of the provisions for 45Z and 45Q tax credits in the One Big Beautiful Bill Act, and the potential positive impact on our business moving forward.

“Today’s announcement of our stock split reflects the confidence we have in the go-forward position of REX’s business,” continued Mr. Rizvi. “The expansion of our ethanol production capacity and potential benefit from 45Z and 45Q tax credits puts the Company in an excellent position to continue creating value for shareholders over the near and long-term.”

Conference Call Information

REX will host a conference call at 11:00 a.m. ET today to discuss the Company’s fiscal second quarter results and will also host a question and answer session. To access the conference call, interested parties may dial (877) 269-7751 (US) or (201) 389-0908 (international). Participants can also view an updated presentation, as well as listen to a live webcast of the call by going to the Investors section on the REX website at www.rexamerican.com. A replay will be available shortly after the live conference call and can be accessed by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13755434. The replay will be available for 30 days after the call.

About REX American Resources Corporation
REX American Resources Corporation has interests in six ethanol production facilities, which in aggregate have production capacity totaling approximately 730 million gallons per year. REX’s effective ownership of annual volumes is approximately 300 million gallons. Further information about REX is available at www.rexamerican.com.

Forward-Looking Statements

This press release contains or may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, gasoline and natural gas, commodity market risk, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy and tariffs, changes in foreign currency exchange rates, the effects of terrorism or acts of war and the effect of pandemics on the Company’s business operations, including impacts on supplies, demand, personnel and other factors. The Company does not intend to update publicly any forward-looking statements except as required by law.

Investor Contacts

Douglas Bruggeman
Chief Financial Officer

Caldwell Bailey
ICR, Inc.
rexamerican@icrinc.com

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2025	2024	2025	2024
Net sales and revenue	$158,563	$148,155	$316,903	$309,386
Cost of sales	144,244	128,382	288,242	275,162
Gross profit	14,319	19,773	28,661	34,224
Selling, general and administrative expenses	(6,201)	(6,440)	(12,145)	(12,551)
Equity in income of unconsolidated ethanol affiliates	891	1,747	1,897	3,465
Interest and other income, net	3,088	4,416	7,310	10,321
Income before income taxes and noncontrolling interests	12,097	19,496	25,723	35,459
Provision for income taxes	(2,769)	(4,489)	(5,723)	(8,179)
Net income	9,328	15,007	20,000	27,280
Net income attributable to noncontrolling interests	(2,217)	(2,629)	(4,211)	(4,711)
Net income attributable to REX common shareholders	$7,111	$12,378	$15,789	$22,569

Weighted average shares outstanding – basic	16,505	17,548	16,694	17,528

Basic net income per share attributable to REX common shareholders	$0.43	$0.71	$0.95	$1.29

Weighted average shares outstanding – diluted	16,505	17,671	16,694	17,648

Diluted net income per share attributable to REX common shareholders	$0.43	$0.70	$0.95	$1.28

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	July 31,	January 31,
	2025	2025
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$240,962	$196,255
Short-term investments	69,490	162,820
Accounts receivable	24,828	21,511
Inventory	31,632	31,676
Refundable income taxes	8,466	6,445
Prepaid expenses and other	15,138	17,112
Total current assets	390,516	435,819
Property and equipment, net	232,412	210,683
Operating lease right-of-use assets	20,956	20,985
Finance lease right-of-use assets	18,507	-
Other assets	3,014	16,721
Equity method investment	35,191	35,800
TOTAL ASSETS	$700,596	$720,008
LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable – trade	$17,595	$28,337
Current operating lease liabilities	6,767	5,746
Current finance lease liabilities	469	-
Accrued expenses and other current liabilities	12,254	16,360
Total current liabilities	37,085	50,443
LONG-TERM LIABILITIES:
Deferred taxes	7,855	3,562
Long-term operating lease liabilities	14,490	15,367
Long-term finance lease liabilities	2,853	-
Long-term taxes payable	4,560	4,334
Other long-term liabilities	2,763	2,700
Total long-term liabilities	32,521	25,963
EQUITY:
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	8,037	6,470
Retained earnings	775,717	759,928
Treasury stock	(238,287)	(206,360)
Total REX shareholders’ equity	545,766	560,337
Noncontrolling interests	85,224	83,265
Total equity	630,990	643,602
TOTAL LIABILITIES AND EQUITY	$700,596	$720,008

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Six Months Ended
	July 31,	July 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income including noncontrolling interest	$20,000	$27,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,101	8,824
Amortization of operating lease right-of-use assets	3,197	3,153
Amortization of finance lease right-of-use assets	475	-
Income from equity method investments	(1,897)	(3,465)
Interest income from investments	(2,999)	(3,292)
Dividends received from equity method investments	2,506	-
Deferred income taxes	4,293	5,495
Stock-based compensation expense	1,022	1,772
Loss on disposal of property and equipment – net	172	78
Changes in assets and liabilities:
Accounts receivable	(3,317)	(1,077)
Inventories	44	(2,178)
Refundable income taxes	(2,022)	456
Other assets	(583)	(12,344)
Accounts payable – trade	(9,896)	(14,009)
Long-term taxes payable	226	-
Other liabilities	(5,514)	(4,985)
Net cash provided by operating activities	12,808	5,708
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28,924)	(40,219)
Purchase of short-term investments	(90,671)	(156,125)
Maturity of short-term investments	187,000	229,735
Deposits	128	203
Proceeds from sale of real estate and property and equipment	-	178
Net cash provided by investing activities	67,533	33,772
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(33,382)	-
Payments to noncontrolling interests holders	(2,252)	(1,837)
Net cash used in financing activities	(35,634)	(1,837)

NET INCREASE IN CASH AND CASH EQUIVALENTS	44,707	37,643
CASH AND CASH EQUIVALENTS – Beginning of period	196,255	223,397
CASH AND CASH EQUIVALENTS – End of period	$240,962	$261,040

Non-cash investing activities – Accrued capital expenditures	$694	$4,573
Non-cash investing activities – Capital additions transferred from prepaid expenses	$536	$188
Non-cash financing activities – Stock awards accrued	$559	$798
Non-cash financing activities – Stock awards issued	$2,036	$2,172
Non-cash financing activities – Excise tax on stock repurchases accrued	$258	$-
Operating right-of-use assets acquired and liabilities incurred upon lease commencement	$3,007	$3,335
Finance right-of-use assets acquired and liabilities incurred upon lease commencement	$3,381	$-